Exhibit (10)(q)(i)

POTLATCH CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

2005 STOCK INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AGREEMENT made and entered into the Grant Date specified in the attached addendum to this Agreement by and between POTLATCH CORPORATION, a Delaware corporation (the “Corporation”), and the employee of the Corporation named in the attached addendum (“Employee”),

W I T N E S S E T H:

WHEREAS, the Corporation maintains the 2005 Stock Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Employee has been selected to receive a grant of restricted stock units under Section 11 of the Plan (Restricted Stock Units),

NOW, THEREFORE, for valuable consideration, the parties agree as follows:

1.	Definitions. The following terms used in this Agreement shall have the meanings set forth in this Paragraph.

(a)	“Agreement” means this Restricted Stock Unit Agreement.

(b)	“Board” means the Board of Directors of the Corporation.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Common Stock” means the $1 par value Common Stock of the Corporation.

(e)	“Committee” means the committee appointed by the Board to administer the Plan.

(f)	“Corporation” means Potlatch Corporation, a Delaware corporation.

(g)	“Date of Grant” means the date on which the Committee determined to award this grant of restricted stock units as specified in the addendum to this Agreement.

(h)	“Disability” means the Employee qualifies for continuing benefits under the Corporation’s Disability Income Plan after the first full 24 consecutive months of disability.

(i)	“Plan” means the Potlatch Corporation 2005 Stock Incentive Plan, pursuant to which the parties have entered into this Agreement.

(j)	“Restricted Stock Units” means an Award granted pursuant to Section 11 of the Plan.

(k)	“Securities Act” means the Securities Act of 1933, as amended.

(l)	“Share” means one share of Common Stock, adjusted in accordance with Section 16 of the Plan.

(m)	“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2. Award. Subject to the terms of this Agreement and the addendum attached to this Agreement, the Employee is hereby awarded a grant of restricted stock units in the number set forth in the attached addendum to this Agreement. The number of Shares actually payable to the Employee is contingent on the vesting period as specified in the addendum to this Agreement. This award has been granted pursuant to the Plan, a copy of which the Employee may obtain upon request to the Corporation.

3. Dividend Equivalents. During the vesting period, dividend equivalents shall be converted into additional restricted stock units based on the closing price of the Corporation’s common stock on the New York Stock Exchange on the dividend payment date. Such additional restricted stock units shall vest or be forfeited in the same manner as the underlying restricted stock units to which they relate.

4. Settlement of Awards. The Corporation shall deliver to the Employee one Share for each restricted stock unit (and dividend equivalents) earned as determined in accordance with the provisions set forth in the addendum to this Agreement. The vested restricted stock units payable to the Employee (including Shares payable pursuant to Paragraph 3 above) shall be paid solely in Shares. Any fractional share will be rounded to the closest whole share.

5. Time of Payment. Except as otherwise provided in this Agreement, the restricted stock units vested as specified in the addendum to this Agreement will be delivered to the Employee (or, in the case of the Employee’s death before delivery, to the Employee’s beneficiary) as soon as practicable after the end of the vesting period as set forth in the addendum to this Agreement.

6. Termination of Employment. If the Employee’s employment with the Corporation terminates during the vesting period for any reason, whether the restricted stock units shall vest or be forfeited shall be determined pursuant to the terms of the employment agreement entered into between the Employee and the Corporation as of February 6, 2006.

7. Available Shares. The Corporation agrees that it will at all times during the vesting period reserve and keep available sufficient authorized but unissued or reacquired Common Stock to satisfy the requirements of this Agreement. The number of Shares reserved shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares by reason of stock dividends, stock splits, consolidations, recapitalizations, reorganizations or like events, as determined by the Committee pursuant to the Plan.

Subject to any required action by the stockholders, if the Corporation shall be a party to any merger, consolidation or other reorganization, this Agreement shall apply to the securities to which a holder of the number of Shares subject to this Agreement would have been entitled.

8. Applicable Taxes. In the event the Corporation determines that it is required to withhold state or federal income tax as a result of the award of the Shares, the Employee will make arrangements satisfactory to the Corporation to enable it to satisfy such withholding requirements.

9. Relationship to Other Benefits. Restricted stock units shall not be taken into account in determining any benefits under any pension, savings, disability, severance, group insurance or any other pay related plan of the Corporation.

10. Required Deferral. In the event the award of shares would cause the Employee to qualify as a “covered employee” pursuant to Section 162(m) of the Code, that portion of the award that would exceed the amount deductible by the Corporation under 162(m) of the Code shall be automatically deferred until the Employee’s compensation is no longer subject to Section 162(m) of the Code. Any portion of the award so deferred shall be converted to stock units and dividend equivalents shall accrue on the stock units and be paid out as additional shares after the Employee’s compensation is no longer subject to Section 162(m) of the Code.

11. Stockholder Rights. Neither Employee nor Employee’s representative shall have any rights as a stockholder with respect to any Shares subject to this Agreement until such Shares shall have been issued to Employee or Employee’s representative.

12. Transfers, Assignments, Pledges. Except as otherwise provided in this Agreement, the rights and privileges conferred by this Agreement shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this award, or of any right or privilege conferred by this Agreement, contrary to the provisions of this Paragraph, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred by this Agreement, this Award and the rights and privileges conferred by this Agreement shall immediately become null and void.

However, this Paragraph 12 shall not preclude: (i) an Employee from designating a beneficiary to succeed, after the Employee’s death, to any rights of the Employee or benefits distributable to the Employee under this Agreement not distributed at the time of the Employee’s death; or (ii) a transfer of any award hereunder by will or the laws of descent or distribution. In that regard, any such rights shall be exercisable by the Employee’s beneficiary, and such benefits shall be distributed to the beneficiary, in accordance with the provisions of this Agreement and the Plan. The beneficiary shall be the named beneficiary or beneficiaries designated by the Employee in writing filed with the Corporation in such form and at such time as the Corporation shall require. If a deceased Employee fails to designate a beneficiary, or if the designated beneficiary does not survive the Employee, any benefits distributable to the Employee shall be distributed to the legal representative of the estate of the Employee. If a deceased Employee designates a beneficiary and the designated beneficiary survives the Employee but dies before the complete distribution of benefits to the designated beneficiary under this Agreement, then any benefits distributable to the designated beneficiary shall be distributed to the legal representative of the estate of the designated beneficiary.

13. No Employment Rights. Nothing in this Agreement shall be construed as giving Employee the right to be retained as an employee or as impairing the rights of the Corporation to terminate his or her employment at any time, with or without cause.

14. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.

15. Interpretation. This Agreement shall be interpreted and construed in a manner consistent with the terms of the applicable Plan. If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the applicable Plan, the provisions of the Plan shall control.

16. Applicable Law. Except as provided in Paragraph 14 of this Agreement, this Agreement shall be interpreted and construed in a manner consistent with the Plan and in accordance with the laws of the State of Delaware without regard to choice of law principles. If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

17. Term of the Agreement. The term of this Agreement shall end at either upon delivery of any award payable hereunder to the Employee or, if earlier, upon the termination of Employee’s employment with the Corporation or its Subsidiaries for any reason other than retirement under the Salaried Employees’ Retirement Plan, Disability or death.

ADDENDUM TO RESTRICTED STOCK UNIT AGREEMENT

POTLATCH CORPORATION 2005 STOCK INCENTIVE PLAN

Name	of Employee: Michael J. Covey

1.	Date of Grant: February 6, 2006

2.	The number of Units subject to this Restricted Stock Unit Agreement is 24,401, subject to adjustment as provided in Section 16 of the Plan and Paragraph 7 of this Restricted Stock Unit Agreement.

3.	The Vesting Schedule for this Restricted Stock Unit is:

A.	20% of the RSU award will vest on the first anniversary of the date of the award,

B.	20% of the RSU award will vest on the second anniversary of the date of the award, and

C.	60% of the RSU award will vest on the third anniversary of the date of the award.

The RSU award, along with all additional shares attributable to dividend equivalents, will be distributed on the third anniversary of the grant date, in stock, unless you elect to defer receipt of the stock units to a future date in a timely manner (and in compliance with Section 409A of the Internal Revenue Code).

The document entitled Restricted Stock Unit Agreement – Potlatch Corporation 2005 Stock Incentive Plan is incorporated by this reference into this addendum.

IN WITNESS WHEREOF, the Corporation has caused this addendum to the Restricted Stock Unit Agreement to be executed on its behalf by its duly authorized representative, and the Employee has executed the same on the date indicated below.

POTLATCH CORPORATION

Date: 2/6/06	By	/S/ William T. Weyerhaeuser
Chairman, Executive Compensation Committee

Date: 2/10/06	By	/S/ Michael J. Covey
Employee

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